Exhibit 10.1

Execution Copy

 TERM LOAN AND COLLAR AGREEMENT

                                                This TERM LOAN AND COLLAR AGREEMENT, dated as of May 21, 2013 (this “Agreement”), by and between TIMIOS NATIONAL CORPORATION, a Delaware corporation (“Lender” or “TNC”), and YA GLOBAL INVESTMENTS, L.P., a Cayman Islands exempt limited partnership (“Borrower” or “YA”).

W I T N E S S E T H:

WHEREAS, the Borrower desires to borrow from Lender, and Lender desires to lend to Borrower, an amount equal to Five Hundred Thousand Dollars and 00/100 ($500,000), pursuant to the terms and conditions herein;

WHEREAS, the Borrower and the Lender desire to enter into a collar agreement pursuant to which the parties allocate the risk associated with the value of the collateral that will secure the obligations of the Borrower under this Agreement; and

WHEREAS, the Borrower and the Lender desire to net the obligations under this Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Defined Terms

1.                                      The following terms shall have the following meanings:

“Accelerated Maturity Date” means the earlier to occur of (i) the date that is thirty (30) calendar days after receipt by the Borrower of an Acceleration Notice and (ii) the date on which the Maturity Date is accelerated pursuant to Section 8 of this Agreement.

“Acceleration Notice” means a written notice by the Lender to the Borrower electing to accelerate the Maturity Date.

“Actionable Event of Default” means an Event of Default that has occurred and is continuing under Section 8(b) of this Agreement.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Collateral Shares” means 253,434 shares of Series J Preferred Stock owned by the Borrower and evidenced by Certificate No. PJ013 issued by TNC to YA.

“Common Stock” means the common stock, par value $0.001, of the Lender.

“Conversion Shares” means shares of Common Stock that would be issued to the Borrower if the Borrower elected to convert shares of Series J Preferred Stock into shares of Common Stock in accordance with the Series J Preferred Stock Certificate of Designations.

“Going Private Event” means, at any time, the Common Stock ceases to be quoted for trading or listed for trading on any national securities exchange that is registered with the Securities Exchange Commission or with the Nasdaq OTC Bulletin Board.

“Governmental Authority” means any United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality thereof.

“Law” means any statute, rule, regulation or ordinance of any Governmental Authority.

“Loan” means a term loan by the Lender to the Borrower denominated in US dollars in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000) pursuant to the terms and conditions set forth in this Agreement.

“Loan Documents” means, collectively, this Agreement, the Stock Pledge Agreement and all documents, instruments and agreements executed in connection herewith or related hereto.

“Maturity Date” means the earlier of (i) May 21, 2017 or (ii) the Accelerated Maturity Date.

“Put Option” is defined in Section 10 of this Agreement.

“Put Option Notice” means a written notice by the Borrower to the Lender advising the Lender that the Borrower has elected to sell to the Lender all Collateral Shares in accordance with Section 10 of this Agreement.

“Securities Purchase Agreement” means a Securities Purchase Agreement, substantially similar to the Securities Purchase Agreement attached hereto as Exhibit A.

“Series J Preferred Stock” means the Series J Preferred Stock, par value $0.01, issued pursuant to the Series J Preferred Stock Certificate of Designations.

“Series J Preferred Stock Certificate of Designations” means that certain Certificate of Designations, Preferences and Rights of Series J Preferred Stock filed with the Secretary of State of the State of Delaware on August 28, 2012.

“Settlement Date” means the earlier to occur of (i) the date on which all of the Collateral Shares have been sold or otherwise disposed and (ii) the date that is 120 days after the Maturity Date, provided, however, if the Settlement Date occurs during a period in which the Borrower is prohibited from selling Collateral Shares, including, without limitation, pursuant to any law, rule, regulation, court order or other legal proceeding, then the Settlement Date shall be the first Business Day after such prohibition ends.

“Stock Pledge Agreement” means a Stock Pledge Agreement mutually acceptable to the Lender and the Borrower.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement, other than a stamp, registration, documentation or similar tax.

“YA Non-Recourse Note” means that certain Second Amended and Restated Non-Recourse Promissory Note in the original principal amount of Five Hundred Fifty Thousand and 00/100 Dollars ($550,000) issued by TNC to YA.

“YA Recourse Note” means that certain Second Amended and Restated Promissory Note in the original principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) issued by TNC to YA.

Term Loan

2.                                      Term Loan.  The Lender shall, on the date hereof, make the Loan to the Borrower.  On the Settlement Date, the Borrower shall pay to the Lender the outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon.  Once repaid the Loan may not be reborrowed.  Prior to the Settlement Date, the Borrower shall not be obligated to make any payments to reduce its obligations hereunder, including, without limitation, any payments to reduce the outstanding principal amount or accrued and unpaid interest thereon.

3.                                      Evidence of Term Loan.  The Loan and all payments thereon shall be evidenced by the Lender’s loan accounts and records, provided, however, upon request of the Lender, the Loan may be evidenced by a promissory note.  Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loan and payment thereon.  Any failure to record the Loan or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

4.                                      Interest.  Interest shall accrue on the principal balance of the Loan at an annually compounded rate equal to One and Nine One Hundredths Percent (1.09%).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

5.                                      Optional Prepayment.  The Borrower may elect to prepay amounts outstanding under this Agreement, in whole or in part, without payment or penalty.

6.                                      Reserved.

7.                                      Pledge of Series J Preferred Stock.  The Borrower’s obligations under this Agreement shall be secured by the Collateral Shares in accordance with and pursuant to the Stock Pledge Agreement.

Events of Default

8.                                      Each of the following shall constitute an event of default (“Event of Default”) under this Agreement.

a.                                      The Borrower shall fail to pay when due principal or interest and such default shall have continued for a period of fifteen (15) Business days;

b.                                      Any representation or warranty made by or on behalf of the Borrower in this Agreement or in any other Loan Document is false, misleading or incomplete in any material respect when made or, if such representation or warranty is made expressly as of an earlier date, as of such earlier date;

c.                                       The Borrower shall commence, or there shall be commenced against the Borrower under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Borrower shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing; or

d.                                      Borrower breaches or fails or neglects to perform, keep or observe any covenant set forth in this Agreement or any other Loan Document, other than Borrower’s obligation to make all payments when due, and the same has not been cured within ten (10) Business Days after Borrower receives notice thereof from Lender.

During the time that any portion of the Loan is outstanding, if any Event of Default has occurred and is continuing, other than an Event of Default under Section 8(c), the Lender may elect to accelerate the Maturity Date to a date not more than ten (10) Business Days after the occurrence of such Event of Default; it being understood the Settlement Date cannot be accelerated.  During the time that any portion of the Loan is outstanding, if any Event of Default arising under Section 8(c) has occurred and is continuing, the Maturity Date shall immediately, without any further action of any party, be accelerated to the date such Event of Default occurred, it being understood the Settlement Date cannot be accelerated.  The Lender need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and, except as expressly set forth herein and in the other Loan Documents, the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Lender at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Disposition of Collateral Shares at Maturity Date

9.                                      Selection of Broker.  Within ten (10) calendar days after the Maturity Date, the Borrower shall retain a broker (a “Broker”) mutually acceptable to both the Lender and the Borrower.  All fees and expenses of the Broker shall be paid by the Lender.  If the Lender and the Borrower cannot agree upon a Broker within ten (10) calendar days after the Maturity Date, the Borrower may retain a Broker satisfactory to the Borrower, in the Borrower’s sole and exclusive discretion, and the Borrower shall be responsible for all fees and expenses of such Broker.  If the Borrower fails to retain a Broker within twenty (20) calendar days after the Maturity Date, the Lender may retain a Broker, satisfactory to the Lender, in the Lender’s sole and exclusive discretion, and the Lender shall be responsible for all fees and expenses of such Broker.  The Broker shall be retained to sell all, but not less than all, Collateral Shares not previously sold prior to the Maturity Date, pursuant to a single transaction or series of related transactions, for a purchase price to be paid solely in good and collected funds.

10.                               Put Option.

a.                                      If the Broker fails to sell all Collateral Shares not previously sold prior to the Maturity Date within ninety (90) calendar days after the Maturity Date, the Borrower may offer (the “Put Option”) to sell to the Lender such Collateral Shares.  Within ten (10) calendar days of the Borrower having delivered to the Lender the Put Option Notice, the Lender shall purchase from the Borrower all Collateral Shares not previously sold prior to the Maturity Date pursuant to the Securities Purchase Agreement for a purchase price equal to the product of (a) the Common Stock Valuation (as hereinafter defined) and (b) the number of shares of Common Stock TNC would issue to YA if YA elected to convert into Common Stock all such Collateral Shares.  The term “Common Stock Valuation” shall mean the price per share of Common Stock as determined by a third party valuation company, or other valuation methodology, in each case, mutually acceptable to both the Lender and the Borrower, provided, however, if there is a Going Private Event (as hereinafter defined), the Common Stock Valuation shall be $0.78 per share of Common Stock.  To the extent that the Lender and the Borrower agree upon a valuation company to determine the Common Stock Valuation, the Lender and the Borrower will split equally all fees and expenses incurred by such valuation company.

b.                                      If, within five (5) calendar days of the Borrower having delivered to the Lender the Put Notice, the Lender and the Borrower cannot agree upon the Common Stock Valuation or upon a third party valuation company to determine the Common Stock Valuation, then the Lender and the Borrower shall each retain a nationally or regionally recognized valuation firm (together, the “Valuation Firms” and each, an “Valuation Firm”).  The Common Stock Valuation shall be equal to the average of Common Stock Valuations as determined by the Valuation Firms.  The Lender and the Borrower shall be responsible for the fees and expenses of the Valuation Firm it retains.

11.                               No Payment Prior to Settlement Date.  The Borrower shall not be obligated to pay any portion of the Loan or any other amount due hereunder, including, without limitation, the outstanding principal balance of the Loan or accrued and unpaid interest thereon, prior to the Settlement Date.

Collar Agreements; Netting; Setoff

12.                               Reserved.

13.                               Netting of Obligations Under This Agreement on the Settlement Date.  If, on the Settlement Date, amounts would otherwise be payable under this Agreement by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged, and, if the aggregate amount that would have otherwise been payable by one party exceeds the aggregate amount that would have otherwise been payable to the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.  By way of example, if the aggregate amount owed by the Lender to the Borrower under this Agreement, including, without limitation, pursuant to Section 16 hereof, if applicable (the “Example Lender Obligations”), exceeds the aggregate amount the Borrower owes to the Lender under this Agreement, including, without limitation, outstanding principal under the Loan, accrued and unpaid interest thereon and, if applicable, any amounts owed by Borrower to Lender under Section 16 hereof (collectively, the “Example Borrower Obligations”), then Lender shall pay to Borrower the difference between the Example Lender Obligations and the Example Borrower Obligations.  On the Settlement Date, after giving effect to the netting of payment obligations hereunder, any deficiency shall be paid in good and collected funds.

14.                               No Netting or Setoff off for Obligations Not Under This Agreement.  The Lender and the Borrower hereby elect that a net amount and payment obligation will be determined solely in respect of the obligations under this Agreement.  Each of the Lender and the Borrower hereby agrees that the Lender shall not be entitled to net or otherwise setoff against obligations of the Lender to the Borrower under the YA Recourse Note, YA Non-Recourse Note or any of the documents, instruments and agreements executed in connection therewith or related thereto, any obligations of the Borrower to the Lender under this Agreement or the other Loan Documents.

15.                               No Deduction or Withholding for Tax.  All payments under this Agreement will be made without any deduction or withholding for or an account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant government authority, then in effect.  If a party is required to deduct or withhold, then that party (“X”) will:

a.              Promptly notify the other party (“Y”) of such requirement;

b.              Pay to the relevant authorities the full amount required to be withheld or deducted promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

c.               Promptly forward to Y an official receipt (or a certified copy) or other documentation reasonably acceptable to Y, evidencing such payment to such authorities.

16.                               Collar Agreement

a.                                      If (i) a Going Private Event shall not have occurred, (ii) Collateral Shares are sold or otherwise disposed of and (iii) the price per Conversion Share is $0.60 or less, then the Lender shall pay to the Borrower an amount equal to the product of (A) the difference between $0.60 and the price per Conversion Share and (B) the number of Conversion Shares.

b.                                      If (i) a Going Private Event shall have occurred, (ii) Collateral Shares are sold or otherwise disposed of and (iii) the price per Conversion Share is $0.78 or less, then the Lender shall pay to the Borrower an amount equal to the product of (A) the difference between $0.78 and the price per Conversion Share and (B) the number of Conversion Shares.

c.                                       If Collateral Shares are sold or otherwise disposed of and the price per Conversion Share is more than $0.78, then the Borrower shall pay to the Lender an amount equal to the product of (i) the difference between the price per Conversion Share and $0.78 and (ii) the number of Conversion Shares.

Closing Conditions

17.                               As a condition precedent to the effectiveness of this Agreement, the Lender must receive from the Borrower executed counterparts of this Agreement and the Stock Pledge Agreement.

18.                               As a condition precedent to the effectiveness of this Agreement, the Borrower must receive from the Lender (a) copies, certified by a duly authorized officer of the Lender to be true and complete as of the date hereof, of each of (i) the governing documents of the Lender as in effect on the date hereof, including, without limitation, the Articles of Incorporation and the By-laws and any and all amendments thereto, (ii) the resolutions of the Lender authorizing the execution and delivery of this Agreement and the other Loan Documents and the Lender’s performance of all of the transactions contemplated hereby and thereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized; and (b) such other evidence reasonably satisfactory to the Borrower that all such actions on the part of the Lender have been duly and effectively taken.

19.                               As a condition precedent to the effectiveness of this Agreement, on the date on which all conditions precedent have been met or waived, the price per share of Common Stock shall be at least $0.60, but not more than $.078.

Representations and Warranties

20.                               The Borrower represents and warrants to Seller that:

a.                                      Borrower is a Cayman Islands exempt limited partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full authority to execute and deliver this Agreement and the other Loan Documents, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder.

b.                                      This Agreement has been, and when executed by Borrower each of the other Loan Documents will be, duly and validly executed and delivered by Borrower.  This Agreement constitutes, and when executed by Borrower each of the other Loan Documents will constitute, the valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.

c.                                       The execution, delivery and performance of this Agreement and the Loan Documents by Borrower do not, and the fulfillment by Borrower of its obligations under this Agreement and the Loan Documents will not, conflict with, violate or result in the breach of any term of the Borrower’s organizational documents.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not violate any Law.  Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents do not require authorization or approval of, or filing with, any Governmental Authority.

d.                                      There are no actions, suits, proceedings, claims, arbitrations or, to Borrower’s knowledge, investigations, either at law or in equity, of any kind now pending, or to Borrower’s knowledge threatened, against Borrower (i) that question the validity of any of the Loan Documents or the transactions contemplated thereby; or (ii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Borrower under the Loan Documents

e.                                       (i) the Borrower is the legal and beneficial owner of the Collateral Shares, (ii) the Collateral Shares are free and clear of any security interest, lien, mortgage, deed of trust, pledge, encumbrance, claim, lease, option, charge or similar restriction, other than pursuant to the Stock Pledge Agreement, (iii) no options, warrants or other rights for the purchase of the Collateral Shares have been authorized or agreed to be issued or are outstanding, other than as set forth in this Agreement and the other Loan Documents and (iv) there are no stock owner agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any portion of the Collateral Shares.

21.                               The Lender represents and warrants to the Borrower that:

a.                                      The Lender is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with full authority to execute and deliver this agreement and the other Loan Documents, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder.

b.                                      This Agreement has been, and when executed by Lender each of the other Loan Documents will be, duly and validly executed and delivered by Lender.  This Agreement constitutes, and when executed by Lender each of the other Loan Documents will constitute, the valid and binding agreement of the Lender enforceable against the Lender in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.

c.                                       The execution, delivery and performance of this Agreement and the Loan Documents by Lender do not, and the fulfillment by Lender of its obligations under this Agreement and the Loan Documents will not, conflict with, violate or result in the breach of any term of the Lender’s organizational documents.  The execution, delivery and performance of this Agreement and the other Loan Documents by Lender will not violate any Law.  Lender’s execution, delivery and performance of this Agreement and the other Loan Documents do not require authorization or approval of, or filing with, any Governmental Authority.

d.                                      There are no actions, suits, proceedings, claims, arbitrations or, to Lender’s knowledge, investigations, either at law or in equity, of any kind now pending, or to Lender’s knowledge threatened, against Lender (i) that question the validity of any of the Loan Documents or the transactions contemplated thereby; or (ii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Lender under the Loan Documents.

Negative Covenant

22.                               The Borrower shall not (a) sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the any Collateral Shares, other than pursuant to this Agreement, without the prior written consent of the Lender, or (b) directly or indirectly make, create, incur, assume or permit to exist any lien, security interest, option or other charge or encumbrance in, to or against any of the Collateral Shares, other than pursuant to the Stock Pledge Agreement.

Miscellaneous

23.                               Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be sent in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Lender, to:	Timios National Corporation
4601 North Fairfax Road, Suite 1200
Arlington, VA 22203
Attn: Chief Executive Officer
Facsimile: (703) 526-0649
Email: tmcmillen@timios.com

With a copy to (which shall not constitute notice) to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, NY 10017
Attn: Jeffrey P. Schultz, Esq.
Facsimile: (212) 983-3115
Email: jpschultz@mintz.com

If to the Borrower:	c/o Yorkville Advisors, LLC
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Legal Department
	Telephone:	(201) 985-8300
Email: mrosselli@yorkvilleadvisors.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) calendar days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

24.                               Each party has full power, right and authority to enter into and perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by each such party, constitutes the valid and binding obligation of each such party, and is enforceability against each such party in accordance with its terms

25.                               Any waiver by the Lender of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of the Lender to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

26.                               Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

27.                               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws thereof.

28.                               This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

29.                               This Agreement shall be binding upon and enforceable by, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party’s sole discretion.

30.                               This Agreement, including all exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, warranties or representations between the parties hereto with respect to such subject matter except as set forth or noted herein.

31.                               Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

 (Remainder of page intentionally left blank.  Signature page(s) to follow.

IN WITNESS WHEREOF, the parties hereto have executed this Term Loan and Collar Agreement as of the date first above written.

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:	/s/ Jerry Eicke
	Name:	Jerry Eicke
	Title:	Managing member

TIMIOS NATIONAL CORPORATION

By:	/s/ C. Thomas McMillen
	Name:	C. Thomas McMillen
	Title:	President and CEO